Exhibit 10.13

Serving Information

December 11, 2006

Mr. Mark A. Jung

Dear Mark:

On behalf of 3PARdata, Inc. (the “Company”), I am pleased to invite you, at the request of our Board of Directors (“Board”), to join our Board and to serve as Chairman of our Nominating Committee.

As you are aware, the Company is a California corporation and therefore your rights and duties as a director of the Company will be prescribed by California law, our charter documents as well as by the policies established by our Board from time to time.

In addition to serving on our Board and Nominating Committee, you may be asked to participate in additional committees that may be established from time to time by the Board. Our Board meetings are generally held every other month at the Company’s offices in Fremont, California, and our committee meetings are convened as needed. We hope that your schedule will permit you to attend all of the meetings of the Board and any committees that you are a member. In addition, with advanced notice, you may be asked to participate in telephonic meetings to address special matters.

It is expected that during the term of your service on the Board you will not engage in any other employment, occupation, consulting or other business activity that competes with the business in which the Company is now involved in or becomes involved in during the term of your service to the Company, nor will you engage in any other activities that conflict with your obligations to the Company. We ask that, if you have not already done so, you disclose to the Company any and all agreements and arrangements to which you are a party that may affect your eligibility to serve as a member of the Company’s Board. In accepting this offer, you represent to us that you do not know of any conflict that would restrict you from becoming a director of the Company and that you will not provide the Company with any documents, records or other confidential information belonging to any other parties.

In connection with your service on our Board and Nominating Committee, the Company will recommend a compensation arrangement for you that includes the following:

As a member of the Board:

•

Upon your joining the Board, an initial stock option to purchase 70,000 shares of the Company’s Common Stock, which option shall vest as to l/48th of the shares subject to such option each month following the date of grant, subject to your continuing to serve on the Board through each such month; and

•

On each annual anniversary of your joining the Board, a “refresh” stock option to purchase an additional 17,500 shares of the Company’s Common Stock, each of which option shall vest as to 1/2th of the shares subject to such option each month following the three-year anniversary of the date of grant, subject to your continuing to serve on the Board through each such month.

3PARdata, inc.	510.413.5999 P
4209 Technology Drive	510.413.5699 F
Fremont, CA 94538	www.3par.com

December 11, 2006

Mr. Mark A. Jung

•	Subject to the paragraph below regarding a change of control, for the avoidance of doubt, in the event you cease to serve on the Board, whether voluntary or otherwise, all vesting will cease.

As the Chairman of the Nominating Committee:

•

Upon your accepting the position of Chairman of the Company’s Nominating Committee, an initial stock option to purchase 32,000 shares of the Company’s Common Stock, which option shall vest as to l/48th of the shares subject to such option each month following the date of grant, subject to your continuing to act as Chairman through each such month; and

•

On each annual anniversary of your accepting the position of Chairman of the Company’s Nominating Committee, a “refresh” stock option to purchase an additional 8,000 shares of the Company’s Common Stock, each which option shall vest as to 1/12th of the shares subject to such option each month following the three-year anniversary of the date of grant, subject to your continuing to act as Chairman through each such month.

•

Subject to the paragraph below regarding a change of control, for the avoidance of doubt, in the event you cease to serve as Chairman of the Company’s Nominating Committee, whether voluntary or otherwise, all vesting will cease.

Each of the aforementioned options will be recommended for grant at the then-current fair market value of the shares underlying such options on their respective dates of grant. Further, it will be recommended that in the event your continuous status as a member of the Board is terminated immediately following a change of control of the Company all of the shares subject to each of the aforementioned options then-outstanding shall vest immediately. In addition, each of such options will be otherwise generally subject to the terms and conditions of Company’s 2000 Stock Plan and the stock option agreements evidencing such options.

In addition to the compensation described above, you will be entitled to a reimbursement for reasonable expenses incurred by you in connection with your service to the Company and your attendance of board and committee meetings in accordance with the Company’s established policies.

The Company’s payment of compensation to its directors is subject to many restrictions under applicable law and, as such, you should be aware that the compensation arrangements described above are subject to such future changes and modifications as the Company’s Board may deem necessary or appropriate. For example, in the event of our initial public offering, we anticipate that the Company will reevaluate its director compensation arrangements and adopt certain compensation policies and guidelines appropriate for a similarly situated public company.

Please note that nothing in this letter or any agreement granting you stock options should be construed to interfere with or otherwise restrict in any way the rights of the Company or our Board or shareholders to remove you from the Board or any committee in accordance with the provisions of the Company’s charter documents and applicable law. Furthermore, except as other otherwise provided to other non-employee directors or required by law, the Company does not intend to afford you any rights as an employee, including, without limitation, the right to further employment or any social benefits.

December 11, 2006

Mr. Mark A. Jung

This letter sets forth the terms of your service to the Company and supersedes any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by an officer of the Company and by you.

We hope that you find the foregoing terms acceptable. You may indicate your agreement with these terms by signing and dating the enclosed duplicate and returning it to me. By signing this letter you also represent that the execution and delivery of this agreement and the fulfillment of the terms hereof will not require the consent of another person, constitute a default under or conflict with any agreement or other instrument to which you are bound or a party.

On behalf of 3PARdata, it gives me great pleasure to welcome you as a member of our Board. We anticipate your leadership and experience shall make a key contribution to 3PARdata’s success at this critical time in our growth and development.

Sincerely,

/s/ David Scott
David Scott
President and Chief Executive Officer

Agreed to and accepted:

/s/ Mark Jung
Mark Jung

Date:	12/18/06